Exhibit 99.1

R1 RCM to be Acquired by TowerBrook and CD&R for $8.9 Billion

Stockholders to Receive $14.30 Per Share in Cash

MURRAY, Utah, August 1, 2024 — R1 RCM Inc. (NASDAQ: RCM) (“R1” or the “Company”), a leading provider of technology-driven solutions that transform the patient experience and financial performance of healthcare providers, today announced that it has entered into a definitive agreement to be acquired by investment funds affiliated with TowerBrook Capital Partners and Clayton, Dubilier & Rice (“CD&R”), in an all-cash transaction with an enterprise value of approximately $8.9 billion. An investment vehicle controlled by TowerBrook is currently the beneficial owner of approximately 36% of the Company’s outstanding shares of common stock, including the warrant held by TowerBrook. Under the terms of the agreement, TowerBrook and CD&R will acquire all the outstanding common stock that TowerBrook does not currently own for $14.30 per share.

The consideration of $14.30 per share in common stock to R1 stockholders represents a premium of approximately 29% to the Company’s unaffected closing price on February 23, 2024, the last full trading day before New Mountain Capital publicly disclosed its initial non-binding acquisition proposal on its Schedule 13D.

The transaction has been unanimously approved by a special committee of the R1 Board of Directors comprised solely of independent directors (the “Special Committee”), which, as previously announced on March 11, 2024, was formed to evaluate strategic alternatives. Transaction negotiations were led by the Special Committee, advised by independent legal and financial advisors, and following the recommendation of the Special Committee, R1’s Board approved the transaction.

“TowerBrook has been an outstanding long-term investor and partner to R1 and shares our vision of being the automation platform of choice for the provider industry,” said Lee Rivas, R1’s CEO. “Our agreement reflects TowerBrook’s and CD&R’s confidence in our team and the unmatched scale, technology and value we provide. We believe the transaction represents the best path forward for R1 at an attractive valuation to our stockholders that reflects the Company’s position as a leading provider of technology-driven solutions for its customers.”

Ian Sacks, Managing Director at TowerBrook, stated, “As a long-term, responsible investor in R1, TowerBrook has supported the development of R1 as a leader in healthcare provider revenue management since 2016. Together with CD&R, we look forward to continuing to invest in the Company’s core operations to drive customer performance and value while also continuing to build R1 as a leader in intelligent automation and in the use of GAI in revenue management.”

“R1 is a trusted partner in healthcare technology and automation,” said Ravi Sachdev, Partner at CD&R. “We see tremendous opportunity to build on R1’s differentiated platform to continue delivering solutions to help healthcare providers operate more efficiently and reduce costs in the system. We are excited to work alongside TowerBrook and the talented team at R1 to continue setting the standard for healthcare performance.”

Upon completion of the transaction, R1 will become a private company and its shares will no longer trade on Nasdaq. The transaction is expected to close by the end of the year, subject to customary closing conditions, including receipt of stockholder approval and regulatory approvals. The transaction is expected to be financed with a combination of committed debt financing and equity from investment funds affiliated with TowerBrook and CD&R.

R1 Second Quarter 2024 Financial Results

R1 expects to release its financial results for the second quarter ended June 30, 2024 on Wednesday, August 7, 2024. Given the transaction announced today, R1 will not host a live conference call in conjunction with its second quarter earnings release. A pre-recorded call will be available at the Investor Relations section of the Company’s website at ir.r1rcm.com on August 7, 2024.

Advisors

Qatalyst Partners and Barclays are serving as financial advisors to the Special Committee and Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal counsel to the Special Committee. Kirkland & Ellis LLP is acting as legal counsel to the Company.

Centerview Partners LLC is serving as lead financial advisor to TowerBrook and CD&R. In addition, Deutsche Bank and Royal Bank of Canada have committed to provide financing for the transaction, and Deutsche Bank Securities, Inc. and RBC Capital Markets, LLC are serving as financial advisors to TowerBrook and CD&R. Wachtell, Lipton, Rosen & Katz is acting as legal counsel to TowerBrook, and Debevoise & Plimpton LLP is acting as legal counsel to CD&R.

About TowerBrook

TowerBrook Capital Partners is a purpose-driven, transatlantic investment management firm that has raised in excess of $23 billion to date. As a disciplined investor with a commitment to fundamental value, TowerBrook seeks to deliver superior, risk-adjusted returns to investors on a consistent basis, guided by TowerBrook Responsible OwnershipTM principles which are central to the firm’s value creation strategy. TowerBrook partners with talented, experienced managers and senior advisors who share the firm’s values and support its investment objectives, providing capital and resources to transform the capabilities and prospects of the businesses in which it invests, driving better outcomes for all stakeholders. TowerBrook takes an entrepreneurial, multinational, single-team approach and since inception in 2001 has invested in more than 90 companies on both sides of the Atlantic. TowerBrook is the first mainstream private equity firm to be certified as a B Corporation, demonstrating leadership in its commitment to environmental, social and governance (ESG) standards and responsible business practices. For more information, please visit www.towerbrook.com.

About CD&R

Founded in 1978, CD&R is a leading private investment firm with a strategy of generating strong investment returns by building more robust and sustainable businesses through the combination of skilled investment experience and deep operating capabilities. In partnership with the management teams of its portfolio companies, CD&R takes a long-term view of value creation and emphasizes positive stewardship and impact. The firm invests in businesses that span a broad range of industries, including industrial, healthcare, consumer, technology and financial services end markets. CD&R is privately owned by its partners and has offices in New York and London. For more information, please visit www.cdr-inc.com and follow the firm’s activities through LinkedIn and @CDRBuilds on X/Twitter.

About R1 RCM

R1 is a leading provider of technology-driven solutions that transform the financial performance and patient experience for health systems, hospitals, and physician groups. R1’s proven and scalable operating models seamlessly complement a healthcare organization’s infrastructure, quickly driving sustainable improvements to net patient revenue and cash flows while driving revenue yield, reducing operating costs, and enhancing the patient experience. To learn more, visit: r1rcm.com.

Forward-Looking Statements Disclaimer

This communication includes certain “forward-looking statements” within the meaning of, and subject to the safe harbor created by, the federal securities laws, including statements related to the proposed merger of Project Raven Merger Sub, Inc. with and into the Company (the “Transaction”), including financial estimates and statements as to the expected timing, completion and effects of the Transaction. These forward-looking statements are based on the Company’s current expectations, estimates and projections regarding, among other things, the expected date of closing of the Transaction and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by the Company, all of which are subject to change. Forward-looking statements often contain words such as “expect,” “anticipate,” “intend,” “aims,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “considered,” “potential,” “estimate,”

“continue,” “likely,” “expect,” “target” or similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. By their nature, forward-looking statements address matters that involve risks and uncertainties because they relate to events and depend upon future circumstances that may or may not occur, such as the consummation of the Transaction and the anticipated benefits thereof. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to: (i) the completion of the Transaction on anticipated terms and timing or at all, including obtaining required stockholder and regulatory approvals, and the satisfaction of other conditions to the completion of the Transaction; (ii) the ability of affiliates of Raven Acquisition Holdings, LLC to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the Transaction; (iii) potential litigation relating to the Transaction that could be instituted against Raven Acquisition Holdings, LLC, the Company or their respective affiliates, directors, managers or officers, including the effects of any outcomes related thereto; (iv) the risk that disruptions from the Transaction, including the diversion management’s attention from the Company’s ongoing business operations will harm the Company’s business, including current plans and operations; (v) the ability of the Company to retain and hire key personnel in light of the Transaction; (vi) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Transaction; (vii) continued availability of capital and financing and rating agency actions; (viii) legislative, regulatory and economic developments affecting the Company’s business; (ix) general economic and market developments and conditions; (x) potential business uncertainty, including changes to existing business relationships, during the pendency of the Transaction that could affect the Company’s financial performance; (xi) certain restrictions during the pendency of the Transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; (xii) unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, pandemics, outbreaks of war or hostilities, as well as the Company’s response to any of the aforementioned factors; (xiii) significant transaction costs associated with the Transaction, including the possibility that the Transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (xiv) the occurrence of any event, change or other circumstance that could give rise to the termination of the Transaction, including in circumstances requiring the Company to pay a termination fee or other expenses; (xv) competitive responses to the Transaction, including the possibility that competing offers or acquisition proposals for the Company will be made; (xvi) the risk that the Company’s stock price may decline significantly if the Merger is not consummated; (xvii) the risks and uncertainties pertaining to the Company’s business, including those set forth in Part I, Item 1A of the Company’s most recent Annual Report on Form 10-K and Part II, Item 1A of the Company’s subsequent Quarterly Reports on Form 10-Q, as such risk factors may be amended, supplemented or superseded from time to time by other reports filed by the Company with the SEC; and (xviii) the risks and uncertainties that will be described in the proxy statement available from the sources indicated below. These risks, as well as other risks associated with the Transaction, will be more fully discussed in the proxy statement. While the list of factors presented here is, and the list of factors to be presented in the proxy statement will be, considered representative, no such list should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material impact on the Company’s financial condition, results of operations, credit rating or liquidity. In light of the significant uncertainties in these forward-looking statements, the Company cannot assure you that the forward-looking statements in this communication will prove to be accurate, and you should not regard these statements as a representation or warranty by the Company, its directors, officers or employees or any other person that the Company will achieve its objectives and plans in any specified time frame, or at all. These forward-looking statements speak only as of the date they are made, and the Company does not undertake to and specifically disclaims any obligation to publicly release the results of any updates or revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as required by applicable law.

Important Additional Information and Where to Find It

In connection with the Transaction, the Company will file with the SEC a proxy statement on Schedule 14A, the definitive version of which will be sent or provided to Company stockholders. The Company, affiliates of the Company and affiliates of each of Clayton, Dubilier & Rice, LLC and TowerBrook Capital Partners L.P. intend to jointly file a transaction statement on Schedule 13E-3 (the “Schedule 13E-3”) with the SEC. The Company may also file other documents with the SEC regarding the Transaction. This document is not a substitute for the Proxy Statement, the Schedule 13E-3 or any other document which the Company may file with the SEC. Promptly after filing its definitive proxy statement with the SEC, the Company will mail or provide the definitive proxy statement, the Schedule 13E-3 and a proxy card to each Company stockholder entitled to vote at the meeting relating to the Transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT, THE SCHEDULE 13E-3 AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE TRANSACTION BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the proxy statement, Schedule 13E-3 and other documents that are filed or will be filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov, the Company’s website at ir.r1rcm.com or by contacting the Company’s Investor Relations Team at investorrelations@r1rcm.com.

The Transaction will be implemented solely pursuant to the Merger Agreement dated as of July 31, 2024, among the Company, Raven Acquisition Holdings, LLC and Project Raven Merger Sub, Inc., which contains the full terms and conditions of the Transaction.

Participants in the Solicitation

The Company and certain of its directors, executive officers and other employees, may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the Transaction. Information regarding the Company’s directors and executive officers is contained in the “Director Compensation,” “Executive Compensation” and “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” sections of the definitive proxy statement for the 2024 annual meeting of stockholders of R1 RCM Inc., which was filed with the SEC on April 12, 2024 (the “Annual Meeting Proxy Statement”) and will be contained in the proxy statement to be filed by the Company in connection with the Transaction. Any change of the holdings of the Company’s securities by its directors or executive officers from the amounts set forth in the Annual Meeting Proxy Statement have been reflected in the following Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC: by Michael C. Feiner, filed on May 23, 2024; by Agnes Bundy Scanlan, filed on May 23, 2024; by John B. Henneman, III, filed on May 23, 2024; by Anthony R. Tersigni, filed on May 23, 2024; by Jill Smith, filed on May 23, 2024; by Joseph Flanagan, filed on May 23, 2024; by Jeremy Delinsky, filed on May 23, 2024; by David M. Dill, filed on May 23, 2024; by Bradford Kyle Armbrester, filed on May 23, 2024; by Anthony J. Speranzo, filed on May 23, 2024; by Jennifer Williams, filed on June 3, 2024; by John Sparby, filed on June 3, 2024; by Pamela L. Spikner, filed on June 3, 2024; by Lee Rivas, filed on June 3, 2024; and by Kyle Hicok, filed on June 3, 2024. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be included in the definitive proxy statement relating to the Transaction when it is filed with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov, the Company’s website at ir.r1rcm.com or by contacting the Company’s Investor Relations Team at investorrelations@r1rcm.com.

Contacts

Investor Relations:

Evan Smith, CFA

(516) 743-5184

investorrelations@r1rcm.com

Media Contact for R1:

Josh Blumenthal

(323) 449-4380

media@r1rcm.com

Andrew Brimmer / Andrea Rose

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

Media Contact for TowerBrook:

Brunswick Group

Alex Yankus

(917) 818-5204

towerbrookcapital@brunswickgroup.com

Media Contact for CD&R:

Jon Selib

212 407 5200

JSelib@cdr-inc.com